Exhibit 12e

Sidley Austin LLP 787 Seventh Avenue New York, NY 10019 +1 212 839 5300 +1 212 839 5599 AMERICA • ASIA PACIFIC • EUROPE

March 28, 2019

The Royce Fund

745 Fifth Avenue

New York, NY 10151

Re:	Reorganizations of:
Royce Small-Cap Leaders Fund and Royce Pennsylvania Mutual Fund
Royce Small/Mid-Cap Premier Fund and Royce Pennsylvania Mutual Fund
Royce Low-Priced Stock Fund and Royce Micro-Cap Fund
Royce Micro-Cap Opportunity Fund and Royce Opportunity Fund

Ladies and Gentlemen:

We are acting as special tax counsel to The Royce Fund, in connection with the reorganizations (the “Reorganizations”) of the series referenced above. In that capacity, we have provided you with the forms of our opinions.

We hereby consent to the filing of the forms of such opinions as exhibits to the Registration Statement on Form N-14 (File No. 333-230063) relating to the Reorganizations filed by the Fund with the Securities and Exchange Commission, and to the discussion of the opinions, to the use of our name and to any reference to our firm in each Joint Proxy Statement and Prospectus included therein. In giving such consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission thereunder.

Very truly yours,

/s/ Sidley Austin LLP